Exhibit 16.1

November 2, 2007

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Bowater Incorporated and, under the date of February 28, 2007, we reported on the consolidated financial statements of Bowater Incorporated and subsidiaries (the Company) as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On October 29, 2007, we were dismissed. We have read Bowater Incorporated’s statements included under Item 4.01 of its Form 8-K dated October 29, 2007, and we agree with such statements, except we are not in a position to agree or disagree with the Company’s statements in the first, second, third, and sixth paragraphs, except to confirm that KPMG served as independent registered public accountants for the Company through October 29, 2007.

Very truly yours,

/s/ KPMG LLP

KPMG LLP

Greenville, South Carolina